Exhibit 99.1

November 3, 2021 08:30 AM EDT

Air Industries Group Reports Significantly Improved

Financial Results for Both the

Three and Nine Months Ended September 30, 2021

$ 2.3 Million Increase in Operating Income for the Nine Months

Bay Shore, NY -- (Business Wire) – November 3, 2021 8:30 AM Eastern – Air Industries Group (NYSE AMEX: AIRI):

Air Industries Group, an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors today announced significantly improved financial results for the three and nine-month periods ended September 30, 2021.

Q3 Highlights

•	Consolidated net sales increased by $692,000 or 5.1%, to $14.4 million compared with $13.7 million in Q3 2020.
•	Consolidated gross profit increased $358,000, or 21.6%, to $2.0 million compared with $1.7 million in Q3 2020.

o   Gross profit as a percentage of sales increased to 14.0% compared with 12.1% in 2020.

•	Operating income increased by $421,000 to $178,000 compared with an operating loss of ($243,000) in Q3 2020.
•	Adjusted EBITDA increased $597,000 to $1.1 million compared with $544,000 in Q3 2020.
•	Backlog of “past-due” product shipments to customers reduced by $6.4 million, or approximately 40%, since year-end.

•	Long-term debt reduced by more than $2 million during the third quarter and $3 million since year-end.

Nine-Month Highlights

•	Consolidated net sales increased by $7.9 million, or 22.2%, to $43.5 million compared with $35.6 million for the nine months in 2020.
•	Consolidated gross profit increased $2.0 million, or 44.1%, to $6.4 million compared with $4.5 million for the nine months in 2020.

o   Gross profit as a percentage of sales improved by 220 basis points to 14.7% compared with 12.5% for the nine months in 2020.

•	Operating income increased by $2.3 million to $646,000 compared with an operating loss of $1.6 million for the nine months in 2020.
•	Adjusted EBITDA increased nearly $2.5 million, or 248%, to $3.6 million compared with an EBITDA of $1 million for the nine months in 2020.

Reconciliation of Net Income to Adjusted EBITDA

For the Nine Months Ended September 30, 2021

	2021	2020
Net Income	$21,000	$(1,003,000)
Add-backs to EBITDA
Interest	959,000	1,167,000
Taxes	-	(1,414,000)
Depreciation & Amortization	2,223,000	1,920,000
EBITDA	3,203,000	670,000
Add-backs to Adjusted EBITDA
Stock Compensation	361,000	266,000
Adjusted EBITDA	$3,564,000	$936,000

CEO Commentary

Lou Melluzzo, CEO of Air Industries said, “Results for the third quarter and the nine months of 2021 continue to improve over 2020.

“Since January 2020, we have made very good progress improving the composition of our 18-month backlog which is comprised only of firm and fully funded orders from our customers. Our overdue product to customers has declined considerably and more current orders have taken their place. Overdue product now accounts for less than 12.5% of the funded backlog and will continue to decrease in the fourth quarter.

“During the nine months of 2021, we achieved significant improvement in our balance sheet. Inventory, which increased during the supply chain challenges of 2020 and 2021, has decreased by $2.7 million or nearly 9%. Accounts payable are now just 45 “days of sales outstanding” an improvement of almost 20% since the beginning of the year. Improvements in financial results and balance sheet enabled us to reduce total debt by more than $3 million, or 11%.

“As we enter the fourth quarter of 2021, we are proceeding with our in-sourcing initiative even as global supply chain issues continue to abate, bringing increased processing capability in-house. Our relationships with our customers are strong and improving. We are confident that our results will continue to improve,” concluded Melluzzo.

Investor Conference Call

The Company will host a conference call for investors on November 3, 2021 at 4:30 PM Eastern. Conference Toll-Free Number: 1-888-207-0293 Passcode – 558 858

About Air Industries Group

Air Industries Group (AIRI) is an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors. For more information visit www.airindustriesgroup.com.

Forward Looking Statements

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, future revenues, earnings and Adjusted EBITDA, the ability to realize firm backlog and projected backlog, cost-cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Adjusted EBITDA

The Company uses Adjusted EBITDA, a Non-GAAP financial measure as defined by the SEC, as a supplemental profitability measure because management finds it useful to understand and evaluate results, excluding the impact of non-cash depreciation and amortization charges, stock-based compensation expenses, and nonrecurring expenses and outlays, prior to consideration of the impact of other potential sources and uses of cash, such as working capital items. This calculation may differ in method of calculation from similarly titled measures used by other companies and may be different than the EBITDA calculation used by our lenders for purposes of determining compliance with our financial covenants. This Non-GAAP measure may have limitations when understanding performance as it excludes the financial impact of transactions such as interest expense necessary to conduct the Company’s business and therefore are not intended to be an alternative to financial measure prepared in accordance with GAAP. The Company has not quantitatively reconciled its forward-looking Adjusted EBITDA target to the most directly comparable GAAP measure because such items such as amortization of stock-based compensation and interest expense, which are specific items that impact these measures, have not yet occurred, are out of the Company’s control, or cannot be predicted. For example, quantification of stock-based compensation is not possible as it requires inputs such as future grants and stock prices which are not currently ascertainable.

Contact Information

Air Industries Group

Michael Recca - CFO

Investor Relations

631.328.7078

ir@airindustriesgroup.com